Exhibit 23.4

Margin – Marine Geoscience Innovation

21 Kalang Circuit

Coffs Harbour, 2450, NSW, Australia

CONSENT OF THIRD-PARTY QUALIFIED PERSON

Margin - Marine Geoscience Innovation (“MMGI”), in connection with the Registration Statement on Form S-8 to be filed on or about the date hereof pertaining to the 2021 Incentive Equity Plan (including any amendments or supplements thereto, the “Registration Statement”), of TMC the metals company Inc. (the “Company”), consents to:

•	the incorporation by reference of the technical report summary titled “Technical Report Summary of Prefeasibility Study of NORI Area D, Clarion Clipperton Zone” with an effective date of August 4, 2025 (the “Technical Report Summary”), prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“S-K 1300”) into the Registration Statement;

•	the use of, and references to, our name, including our status as an expert or “qualified person” (as defined in S-K 1300), in the Technical Report Summary and the Registration Statement; and

•	the use of the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is incorporated by reference into the Registration Statement.

MMGI is responsible for authoring, and this consent pertains to, Sections 6, 7.1, 7.2.1 – 7.2.7, 7.2.9, 7.2.10, 7.3.1 – 7.3.3, 7.3.5, 7.8.1, 7.9, 7.13, 8.1 and 12.2.4. of the Technical Report Summary.

Dated this September 2, 2025

/s/ Ian Stevenson

Dr. Ian Stevenson

Marine Geoscience Consultant

Signature of Authorized Person for

Margin - Marine Geoscience Innovation, a Qualified Third-Party Firm